                                                                 Exhibit (g)(35)


                       AMENDMENT TO THE CUSTODIAN CONTRACT


      This Amendment to the Custodian Contract is made as of ____________ by and between Goldman Sachs Money Market Trust (formerly formerly Institutional Liquid Assets, (hereinafter the "Fund") and State Street Bank and Trust Company (the "Custodian"). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Contract referred to below.

                                WITNESSETH THAT:

      WHEREAS, the Fund and the Custodian are parties to a Custodian Contract dated as of December 27, 1978 (as amended October 4, 1988, May 12, 1992 and July 2, 2001, hereinafter, the "Contract"); and

      WHEREAS, the Fund and the Custodian desire to amend certain provisions of the Contract relating to Proper Instructions.

      NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the Fund and the Custodian hereby agree to amend the Contract, pursuant to the terms thereof, as follows:

      (1) The first sentence of Section 9, Proper Instructions, is hereby deleted and replaced with the following:

      Proper Instructions as used throughout this Contract means a writing signed or initialed by one or more person or persons as the Board of Trustees of the Trust shall have from time to time authorized; provided, however that Proper Instructions shall mean a writing signed or initialed by two or more persons as the Board of Trustees of the Trust shall have from time to time authorized for purposes of the payment of Trust monies pursuant to Section 4 of this Agreement.

      IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.

GOLDMAN SACHS MONEY MARKET          STATE STREET BANK AND TRUST
TRUST                               COMPANY



By:______________________________   By:____________________________________
Name:                               Name: Joseph L. Hooley
Title:                                    Title:  Executive Vice President